EXHIBIT 10.34

Quality Agreement

1. Administrative Elements

1.1. Scope

This document defines the Quality Agreement between the parties identified below. It defines the commitment between both parties to ensure that their respective products and services satisfy the quality and regulatory requirements called out in this agreement. Both parties agree to cooperate in the success of this agreement.

This agreement does not define the forecasting, ordering, delivery, or pricing requirements for either party. This agreement does not define the specifications for the products.

1.2. Parties to the Agreement

This Quality Agreement is executed between ZIEN Medical Technologies, Inc. with business address at 2490 South 300 West, Salt Lake City, UT 84115, hereafter referred to as ZIEN and Catheter Precision, Inc. with business address at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708 with each agreement hereafter referred to as CPI. ZIEN is a contract manufacturer of the LockeT Suture Retention Device (CPI Part# 9300) and agrees to provide the goods or services defined below in full conformance with the requirements of this agreement.

1.3. Definitions, Abbreviations, and Acronyms

The following terms are included in this document:

1.3.1.	Accuracy- A statement of how close a measured value is to the actual (true) value. See also, precision.
1.3.2.

Complaint - A written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

1.3.3.	Concession - Permission to use or release material that does not conform to specified requirements. A concession is frequently called a Use-As-ls (UAI) disposition.
1.3.4.	Corrective Action -Action to eliminate the cause of a detected nonconformity or other undesirable situation.
1.3.5.

Directed Procurement - A case in which the Customer directs the Supplier to obtain a good or service from a particular third party. In a directed procurement, the Customer is responsible for product qualification Supplier qualification, etc. The Supplier should track and report the third party's performance metrics to the Customer.

1.3.6.	FIFO - First In, First Out.
1.3.7.	IM& TE - Inspection, measuring, and test equipment.
1.3.8.	Precision - A statement of the repeatability of a measure. See also, accuracy.
1.3.9.	Product- Product is the output of a process and includes, but is not limited to, goods, services, software, documentation, and consulting.
1.3.10.	Promptly- Unless specified otherwise, promptly means within ten working days.
1.3.11.	QMS- Quality Management System.
1.3.12.	Repair -Action on nonconforming material to make it acceptable for the intended use.
1.3.13.	Rework- Action on nonconforming material to make it conform to the requirements.
1.3.14.	RMS - Risk Management System.
1.3.15.	Scrap- Action on nonconforming material to preclude its originally intended use.
1.3.16.	Supplier - The Supplier delivers product to the Customer. The term Supplier includes, but is not limited to, contractors, consultants, sister organizations, and parent organizations.

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Quality Agreement

1.4.   Referenced Documents

1.4.1.	FDA 21 CFR Part 820 - Quality System Regulation
1.4.2.	GHTF/SG3/N15R8 Implementation of risk management principles and activities within a Quality Management System.
1.4.3.	GHTF/SG3/N17:2008 Quality Management System - Medical Devices - Guidance on the Control of Products and Services Obtained from Suppliers.
1.4.4.	ISO 13485:2016 Medical devices - Quality management systems - Requirements for regulatory purposes.
1.4.5.	ISO 14971:2019 Medical devices - Application of risk management to medical devices.

1.5. Products and Services Covered by This Agreement

1.5.1.	ZIEN to perform/provide the following services:
1.5.1.1. Purchasing of raw materials,
1.5.1.2. Manufacturing,
1.5.1.3. Sterile Product Release,
1.5.1.4. Warehousing and Distribution of the LockeT Suture Retention Device (CPI Part# 9300) to CPI customers.
1.5.2. CPI is responsible for submitting customer orders to ZIEN, the complaint handling and regulatory reporting.

1.6. Scope of Outsourced Process

ZIEN has been selected to manufacture and distribute the LockeT Suture Retention Device on behalf of CPI. As such CPI is responsible for ensuring that ZIEN meets the requirements of medical device quality system regulations of a critical service provider. This agreement details the responsibilities and obligations of ZIEN for compliance with appropriate elements of FDA 21 CFR 820 and ISO 13485:2016 on behalf of CPI. Where ZIEN's activities are not related to CPI, such as activities provided to other entities, the elements of this agreement shall not require ZIEN to disclose information sensitive or related to other entities.

1.7. Site(s) Involved

ZIEN Site(s)
2490 South 300 West, Salt Lake City, UT 84115 2757 South 300 West, Salt Lake City, UT 84115

CPI Site
1670 Highway 160 West, Suite 205, Fort Mill, SC 29708

1.8. Quality Management Systems

Quality System Regulation

ZIEN and CPI shall each maintain a Quality Management System (OMS) that conforms to the requirements of the FDA's Quality System Regulation (QSR) as stated in 21 CFR Part 820.

Should ZIEN determine that a requirement of FDA 21 CFR Part 820 is not appropriate or not applicable as detailed in this agreement to the product delivered, ZIEN shall notify CPI within thirty (30) days of making that determination.

The list of processes performed by ZIEN which are applicable to the manufacture of the LockeT Suture Retention Device is shown in Annex 1.

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ISO 13485:2016

ZIEN and CPI shall each maintain a Quality Management System (OMS) that conforms to the requirements of ISO 13485:2016. ZIEN shall register the QMS with a registrar and maintain active certification. ZIEN shall provide a copy of the registration certificate to CPI.

Should ZIEN determine that a requirement of ISO 13485:2016 is not appropriate or not applicable to the product delivered, ZIEN shall notify CPI within thirty days of making that determination.

The list of processes performed by ZIEN which are applicable to the manufacture of the LockeT Suture Retention Device is shown in Annex 1.

1.9. Use of Third Parties

ZIEN is not permitted to use Third Party Suppliers to manufacture, package, label, or release product provided to CPI or CPl's customers, unless prior authorization is obtained.

1.10. Term of Agreement

This Agreement shall become effective and binding upon the date of the final signature and shall remain in effect until 2 years after the last delivery of any product by ZIEN to CPI or CPl's customers, unless CPI specifically requests an extension of the Agreement, or the CPI entity is absolved. Either party may terminate this Agreement by giving 6 months written notice to the other party.

1.11. Assignment

Neither party shall have the right to assign any or all of its rights or obligations under this agreement without the other party's prior written consent, which shall not unreasonably be withheld. The foregoing notwithstanding, prior written consent shall not be required in connection with a merger, consolidation, or a sale of all or substantially all of party's assets to a third party, except if such merger, consolidation or sale is with a competitor of the other party.

2. Compliance

2.1. Design Control

CPI shall define their requirements to establish design inputs required for ZIEN to execute product design and development activities in accordance with ZIEN internal procedures. ZIEN shall maintain all product design and development records including but not limited to risk assessment, product specifications, bill of materials and the Design History File up to the commercialization phase. CPI will be allowed access to all design control records, including but not limited the Device Master Record, Design History File and purchasing records upon request. During CPI product release authorization for commercialization, ZIEN shall transfer all design control records to CPI for retention and maintenance into the post-market surveillance phase.

2.2. Specifications

CPI shall approve all specifications, and where appropriate define specifications, for the product ZIEN provides. This could take many forms including drawings, reference to commercial specifications, identify of brand names, and standards. The specifications may be paper documents, electronic documents or other appropriate media.

Product labeling design and content, including the Instructions for Use, is the responsibility of CPI. CPI will provide the current revision of labeling for ZEIN to use during production. LockeT Suture Retention Device labeling is controlled within the CPl's document control system.

During product design and development, product and process specifications shall remain under the control of ZIEN.

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ZIEN undertakes to deliver product in full conformance to the agreed specifications.

2.3. Specification Changes

Changes to specifications are made by mutual agreement between ZIEN and CPI as outlined in Annex 2. Product and process changes require review and authorization from CPI prior to implementation by ZIEN. In addition to agreement of the change, ZIEN and CPI will determine the effective date of the change.

When the specifications include references to brand names, ZIEN and CPI will mutually agree on the implementation of any changes made in the brand name product.

2.4. Activity by Regulators, Notified Bodies, or Certification Bodies

ZIEN shall promptly notify CPI of any regulatory activity related to the LockeT including inspections, audits, formal visits, etc. of any regulator, notified body, or certification body acting in a formal capacity. In the US this includes but is not limited to the Food and Drug Administration, the Environmental Protection Agency, and the Occupational Safety and Health Administration. It also includes corresponding State Agencies.

Upon CPl's request, ZIEN shall disclose to CPI the results of any inspections or audits reasonably related to the LockeT, and the associated cause and corrective action. ZIEN shall not be required to disclose to CPI any information that is not reasonably related to the LockeT.

ZIEN shall promptly notify CPI of any inspection or audit findings that impact the safety, effectiveness, conformity, or availability of product ZIEN provides to CPI.

CPI is the "legal manufacturer" as defined by Applicable Law. Therefore, CPI shall obtain and maintain thereafter all regulatory registrations and approvals necessary and appropriate to manufacture, market, sell and promote the Products in the United States and to export, market, sell and promote the Products outside the United States in compliance with Applicable Laws. CPI shall be responsible for all filings and required communications with regulatory authorities as required.

3. Manufacturing, Packaging, and Labeling

3.1. Environmental Control

ZIEN will manufacture the LockeT Suture Retention Device in a minimum ISO Class 8 (or equivalent) Controlled Environment Area/Room to minimize the adverse effect environmental conditions could reasonably be expected to have an on-product quality. ZIEN shall establish and maintain procedures, including maintenance, adjustment, and inspection to adequately control these environmental conditions.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.2. Personnel

ZIEN shall establish and maintain requirements for the health, cleanliness, personal practices, and clothing of personnel to control contact between personnel and the product minimize adverse effects on product quality.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.3. Equipment

ZIEN shall ensure that all equipment used in the manufacturing process for product is appropriately designed, constructed, placed, and installed.

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ZIEN shall establish and maintain schedules for the adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing specifications are met.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.4. Automated Processes

If ZIEN uses computers, software, or other automated methods as part of the production process, ZIEN shall validate the computer software for its intended use. The validations process shall create a validation protocol (describing the planned activities) and a validation report (documenting the outcome of the planned activities). All software changes shall be similarly validated prior to use.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.5. Inspection, Measuring, and Test Equipment (IM&TE)

ZIEN shall ensure that all inspection, measuring, and test equipment used in the manufacturing process for product is suitable for its intended purposes and is capable of producing valid results. Suitability includes limits for accuracy and precision.

ZIEN shall establish and maintain schedules for the calibration, adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing specifications are met.

Calibration standards used for IM& TE shall be traceable to national or international standards.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.6. Process Validation

If the output of a ZIEN process is not fully verified by subsequent inspection or test, ZIEN shall validate the process with a high degree of assurance, using adequate statistical analysis.

The validation process shall create a validation protocol (describing the planned activities) and a validation report (documenting the outcome of the planned activities). All validated process changes shall be similarly validated prior to use. CPI will be responsible for reviewing and approving process validation protocols and reports specific for processes related to the manufacture of the LockeT Suture Retention Device. ZIEN will be responsible for executing all process validation studies.

ZIEN shall validate the sterilization process prior to initial production use in accordance with ISO 11135. ZIEN is also responsible for assessing the validated sterilization process annually to determine the extent of requalification that is necessary. This shall include an assessment of the need to reconfirm the product SAL through microbiological studies. The outcome of this review, including the rationale for decisions reached, shall be documented.

ZIEN is responsible for routine processing, control and release in accordance with ISO 11135. ZIEN shall keep records of these activities and make them available to CPI upon request.

When ZIEN ships products produced using a validated process, ZIEN shall include process documentation showing the date the process was operated, the name of the operator, the identity of major equipment used, the identity and calibration recall date of the IM& TE used in the process, and the setting of each input process parameter.

3.7. Labeling Operations

ZIEN shall control all labeling and packaging operations to prevent labeling mix-ups.

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ZIEN shall keep records of these activities and make them available to CPI upon request.

3.8. Packaging Operations

ZIEN will pack and package the product using validated methods to protect the product from deterioration or damage during processing, storage, handling, and shipment.

ZIEN shall keep records of these activities and make them available to CPI upon request.

3.9. Sterilization and Final Product Release

ZIEN will sterilize, inspect and release finished product for distribution to CPI or customers.

ZIEN will sterilize products produced using a validated process. ZIEN shall include process documentation showing the date sterilization was performed, the name of the contract sterilizer, confirmation that the date recorded during routine processing meet the sterilization process specification and confirmation of no growth of the test organism from any biological indicator(s) from each sterile load.

When ZIEN releases product, ZIEN shall include release documentation showing the date finished product was inspected, the name of the operator, the initial quantity, the identity of inspection process documentation, the results of outside laboratory testing, the identity of outside laboratory results and the final quantity of finished product released.

CPI shall review the release documentation and authorize the dispatch of product. ZIEN shall keep records of these activities and make them available to CPI upon request.

4. Documentation and Records

4.1. Device History Record

ZIEN will be responsible for maintaining the Device History Records (OHR) as required by FDA 21 CFR 820.184. ZIEN will provide a Certificate of Conformance for each lot of product released for commercial sale. ZIEN will also maintain the complete Design History File and Risk Management File.

Device Record Responsibility

Record	Applicable	ZIEN	CPI
Device master record	X	X
Device specifications	X	X	X
Production process specifications	X	X
Quality assurance procedures and specifications	X	X
Labeling specifications	X	X
Packaging specifications	X	X
Maintenance procedures and methods	X	X
Maintenance records	X	X
Design control records	X	X
Risk management file and records	X	X

Upon the request of CPI, ZIEN shall make all records available within two (2) working days.

4.2. Record Retention

Records required by the agreed upon quality system will be maintained for a period of seven (7)

years from date of production.

Prior to destruction or removal of any record related to the CPI product, ZIEN must notify CPI. ZIEN will maintain all original production build records in accordance with FDA 21 CFR 820.180 and ISO 13485 section 6.4.

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S. Storage and Shipment

5.1. Storage

ZIEN shall establish and maintain procedures to control storage areas and stock rooms to prevent mix-ups, damage, deterioration, contamination, or other adverse effects.

ZIEN shall ensure that all products are stored to facilitate proper stock rotation and that product is retrieved from stock using First In, First Out (FIFO) methodology.

5.2. Shipment

ZIEN shall ship products to CPI or CPl's customers using agreed shipping methods to prevent the damage or deterioration of the product. The shipment methods will be described in the appropriate processes.

5.3. Returned Products

Returned devices associated with complaints may be returned to ZIEN for investigation. CPI will instruct customers to package and label used and unused devices such that the condition and complaint identifier is clearly visible. ZIEN shall receive suspect devices and perform decontamination (if required) and investigation as deemed necessary to determine failure. This information will be provided to CPI for the complaint file.

Product returned for overstock, returned material authorizations, expiration or correction will be returned to CPI and processed using the CPI quality system requirements.

6. Change Control

6.1. Change Requests

If ZIEN requests to change a document, specification, drawing, etc. associated with CPl's product, ZIEN shall document the request including the specific change, the reason for the change, the benefit derived from approving the request, the loss incurred from disapproving the request, and the anticipated lead time before the change is reflected in the product.

CPI shall promptly acknowledge receipt of each change request.

CPI shall decide to accept or reject the change within thirty (30) days of acknowledging receipt. For accepted changes, ZIEN and CPI will work together to develop a plan to implement the change.

6.2. Deviations

If ZIEN needs to deviate from a document, specification, drawing, etc. under CPl's control, ZIEN shall document the deviation request including the specific deviation, the reason for the deviation, and the period (time, lots, etc.) the deviation will be in effect. ZIEN must receive written authorization from CPI prior to executing the deviation.

6.3. Other Changes

ZIEN shall promptly notify CPI of changes, other than those documented above, in the product or service so that CPI may determine whether the changes may affect the quality of a finished device. Reference Annex 2 for changes and deviations requiring CPI approval prior to implementation.

7. Non-Conformance, CAPA, and Complaints

7.1. Disposition of Non-conforming Material

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ZIEN shall segregate, investigate, and disposition all non-conforming material. ZIEN is authorized to make rework and scrap dispositions without CPl's review and authorization. Concession or repair dispositions require CPl's written authorization. Reference Annex 2.

If ZIEN requests authorization for a repair or concession disposition, ZIEN shall document the disposition request including the inspection or test conducted, the actual results, and, if applicable, the proposed repair.

7.2. Corrective Action

7.2.1. ZIEN Initiated Corrective Action

ZIEN shall initiate corrective action for detected trends in non-conforming material regardless of disposition. Corrective Action shall include the following steps:

1) Determining the cause(s) of non-conformity,

2) Evaluate the need for action to ensure the non-conformity doesn't recur,

3) Determine the action needed to prevent recurrence,

4) Implement the action needed to prevent recurrence,

5) Review the effectiveness of the corrective action.

ZIEN shall keep records of these activities and make them available to CPI upon request.

7.2.2. CPI Initiated Corrective Action

CPI may initiate corrective action for ZIEN when CPI identifies a non-conformity after receipt of product.

ZIEN shall report the results of the corrective action to CPI within a timely manner. When the Corrective Action is not completed within the expected timeframe, ZIEN shall provide a status report until the corrective action is completed.

ZIEN shall keep records of these activities and make them available to the CPI upon request.

7.3. Complaints

Complaints and feedback are the sole responsibility of CPI.

7.4. Medical Device Reports

Medical Device Reporting is the sole responsibility of CPI.

7.5. Corrections and Removals

Only CPI can initiate a correction or removal of product.

ZIEN and CPI shall cooperate in the exchange of information required to effectively manage the Correction or Removal Report in the CPI Corrections and Removals Records.

8. Audits

8.1. CPI Audits of ZIEN Facilities

ZIEN shall allow CPI, its authorized representative (registrar) or FDA, to perform audits of ZIEN's facilities, systems, documentation, and other requirements related to this agreement. Audits can be scheduled or unannounced. Scheduled audits shall be conducted at mutually agreed dates and times. During unannounced audits, ZIEN shall permit the auditor access in accordance with internal procedures and notify CPI immediately. CPI can elect to be onsite or remote but will participate in the audit. ZIEN will host the audit and provide information requested within the scope of the audit.

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ZIEN and CPI will agree upon methods to protect intellectual property such as confidentiality agreements, non-disclosure agreements, etc.

8.2. CPI Audit Findings

When conducting audits at ZIEN's location, CPI will issue an Audit Report within thirty (30) working days of the audit's conclusion.

ZIEN shall issue a plan to determine the correction, cause, and corrective action for each finding within thirty (30) days of the Audit Report's issue date.

8.3. Auditing Third-Party Suppliers

ZIEN shall allow CPI, or its authorized representative, to perform audits of the Third-Party Supplier's facilities, systems, documentation, and other requirements related to this agreement.

Audits shall be conducted at mutually agreed dates and times.

ZIEN, CPI, and Third-Party Supplier will agree upon methods to protect intellectual property such as confidentiality agreements, non-disclosure agreements, etc.

8.4. Customer Audits of ZIEN

ZIEN shall allow potential CPI customers to perform audits of the ZIEN facilities, systems, documentation, and other requirements related to this agreement.

Audits shall be conducted at mutually agreed dates and times.

ZIEN, CPI, and potential customer will agree upon methods to protect intellectual property such as confidentially agreements, non-disclosure agreements, etc.

Approvals

Tim Nieman, CEO	Darci Diage, QA/RA Representative
ZIEN, Print Name/ Title	CPI, Print Name/ Title

/s/ Tim Nieman	/s/ Darci Diage
ZIEN, Signature	CPI, Signature

3/20/2023	20 March 2023
Date	Date

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Annex 1 - Process Owner for FDA 21 CFR 820 and ISO 13485 Elements

Quality System Element	ZIEN	CPI
Receiving & Incoming Inspection	X	X
Handling, Storage, Distribution & Servicing	X	X
Production and Process Controls: In-process and Final Inspection	X	X
Finished Device	X	X
Identification and Traceability	X	X
Inspection, Measuring & Test Equipment (Calibration/ Maintenance)	X
Preventive Maintenance	X
Environmental Controls	X
Document Control	X	X
Management Responsibility	X	X
FDA Site visitation protocol	X	X
Design Controls	X	X
Process and Software Validation	X
Device Labeling/ Device Packaging	X	X
Purchasing Controls	X	X
Contract Manufacturing	X	X
Supplier Management	X	X
Device Master Records & Device History Records	X	X
Customer Complaint Files	X	X
Corrective and Preventive Action	X	X
Quality Audit	X	X
Contract Review	X	X
Training	X	X
Non-Conforming Product	X	X
Acceptance Status	X	X
Record requirements	X	X
Statistical Techniques	X	X

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Annex 2 -Approval and Sign-Off Authority for ZIEN Documents

Change Orders	ZIEN	CPI
Device master record	X	X
Bill of Materials	X	X
Product specification	X	X
Component and raw material specification	X
Production process specifications	X
Quality assurance procedures and specifications	X
Labeling specification and methods	X	X
Packaging specification and methods	X
Installation procedures, methods, and records	X
Environment procedures, methods, and records	X
Maintenance procedures, methods, and records	X
Design control records	X	X
Risk management file and records	X	X
Process validation protocols and reports	X
Design verification protocols and reports	X	X
Purchase orders and supplier files	X
Sampling plans for product, materials or components	X
Non-Conformance	X	X
Product failures	X	X
OOS measurements at RI for materials	X
Environmental monitoring excursion - product on line	X
Environmental monitoring excursion - No product on line	X
Sterilization Excursions	X	X
Equipment OOS - Used on product and materials	X
Equipment OOS - Not used on product and materials	X
Operator not trained	X
Documentation error	X

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